FOR IMMEDIATE RELEASE	Contact:	Susan Kahn (investor) (612) 761-6735
Cathy Wright (financial media) (612) 761-6627

TARGET CORPORATION DECEMBER SALES
UP 7.6 PERCENT

            MINNEAPOLIS, January 9, 2003 — Target Corporation today reported that its net retail sales for the five weeks ended January 4, 2003 increased 7.6 percent to $7.035 billion from $6.540 billion for the five-week period ended January 5, 2002. Comparable-store sales decreased 0.3 percent from fiscal December 2001.

"Sales in December were below plan at each of our divisions," said Bob Ulrich, chairman and chief executive officer of Target Corporation. "For the fourth quarter, we expect the impact of this sales shortfall on earnings to be at least partially offset by continued strength in our gross margin rate performance and substantial growth in contribution from our credit card operations."

	Sales (millions)	Total Sales % Change	Comparable Stores %Change
December
Target	$5,958	10.4	1.0
Mervyn's	584	(8.2)	(8.2)
Marshall Field's	413	(5.2)	(5.2)
Other	80	13.6	Na

Total	$7,035	7.6	(0.3)
Year-to-date
Target	$33,640	12.2	2.4
Mervyn's	3,464	(5.4)	(5.3)
Marshall Field's	2,423	(3.8)	(3.8)
Other	456	15.6	Na

Total	$39,983	9.4	1.2

            Target Corporation operates large-store general merchandise formats, including discount stores, moderate-priced promotional and traditional department stores, as well as a direct mail and on-line business called target.direct. At month-end, the company operated 1,476 stores in 47 states. This included 1,148 Target stores, 264 Mervyn's stores and 64 Marshall Field's stores.

            Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company's 2001 Form 10-K.

            Comments regarding the company's sales results are available in a pre-recorded telephone message that may be accessed by calling 612-761-6500. Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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